EXHIBIT 2.1
MORTGAGE LOAN PURCHASE AGREEMENT

This Mortgage Loan Purchase Agreement is made and entered into as of March 8, 2017 by and among each of the “Sellers” named on Schedule I hereof (the “Non-Bank Sellers”) and HSBC Bank USA, NA (“Bank Seller”) (together with Non Bank Sellers, the “Sellers” and individually, each a “Seller”), HSBC Finance Corporation individually (“Finance Company”) and in its capacity as seller representative (the “Seller Representative”) and DLJ Mortgage Capital, Inc. (the “Purchaser”).
RECITALS
WHEREAS, the Purchaser has agreed to purchase from each Seller and each Seller has agreed to sell to the Purchaser, on a servicing released basis, those certain mortgage loans (the “Mortgage Loans”) identified on Exhibit A.
NOW THEREFORE, in consideration of the mutual promises herein set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Seller, the Seller Representative and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL INTERPRETIVE PROVISIONS

Section 1.01 Definitions. Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Section 1.01 unless defined elsewhere herein.

2002 AG Settlement: The stipulated judgment entered in December, 2002 by HSBC Finance Corporation (formerly known as Household International, Inc), on behalf of itself and its subsidiaries, with the attorneys general of the various States (and/or similar regulatory officials) concerning the real estate secured retail branch-based operations of its consumer lending business of its subsidiaries, Household Finance Corporation and Beneficial Corporation operating under the brand names HFC and Beneficial.
Agreement: This Mortgage Loan Purchase Agreement.
Anti-Bribery Law: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder; (b) the UK Bribery Act 2010; and (c) any other relevant law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption.
Applicable Requirements: As of the time of reference, (i) the terms of the Mortgage Note and the Mortgage, (ii) all federal, state and local laws, statutes, rules, regulations and ordinances applicable to the servicing (including any servicing transfer) of or the purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the related Mortgage Loans; (iii) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the servicing rights or the related Mortgage Loans; and (iv) general industry servicing standards applied by prudent mortgage loan servicers to mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgage Loan is located.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (which may be assigned to “blank”), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Purchaser or the applicable Seller, as the case may be.
Bank: HSBC Bank USA, National Association.
Branch Mortgage Loans: The Mortgage Loans identified in Exhibit I hereto.
Breach: As defined in Section 3.04(b).
Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions in the States of Illinois or New York are authorized or obligated by law or executive order to be closed or (iii) a day on which federal banks are authorized or obligated by law or executive order to be closed.
CFPB: As defined in Section 3.03(g).
CFPB Bulletin 2014-01: As defined in Section 3.03(g).
Closing: The consummation of the sale and purchase of the Mortgage Loans pursuant to this Agreement.
Closing Date: March 8, 2017. For the avoidance of doubt, the Closing Date begins at 12:00:01 a.m., New York time, on such date.
Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.
Cure Period: As defined in Section 3.04(b).
Current Balance: With respect to each Mortgage Loan, as of any date of determination, the unpaid principal balance of the Mortgage Loan (which for the avoidance of doubt shall not include any non-interest bearing loan principal amount deferred as a result of a loan modification) as of such date of determination.
Cut-off Date: January 31, 2017, or such other date as may be mutually agreed upon by each Seller and the Purchaser in writing.
Delivery Failure: As defined in Section 2.04.
Document Inventory Report: The report attached hereto as Exhibit F, which identifies the Mortgage Loan Documents included in the related Mortgage Loan File with respect to each Mortgage Loan as well as certain other documentation related to such Mortgage Loan.
First Lien Mortgage Loan: Each Mortgage Loan identified on the Mortgage Loan Schedule as a first lien Mortgage Loan as of the Cut-off Date.
GLB Act: As defined in Section 3.05(i).
Helping Families Act: The Helping Families Save Their Houses Act of 2009 (P.L. 111-22), as the same may be amended from time to time.

HELOC Loan: Any Mortgage Loan originated as a home equity line of credit that is sold pursuant to this Agreement.
Insurance Proceeds: As defined in the Interim Servicing Agreement.
Interim Servicer: As defined in the Interim Servicing Agreement.
Interim Servicer Representative: HSBC Finance Corporation.
Interim Servicing Agreement: The Interim Servicing Agreement, dated as of March 8, 2017, by and among each Interim Servicer party thereto, the Interim Servicer Representative, the Bank, the Purchaser and the Successor Servicer.
Interim Servicing Period: As defined in the Interim Servicing Agreement.
Junior Lien Mortgage Loan: Each Mortgage Loan that is not a First Lien Mortgage Loan as of the Cut-off Date.
Law: Any applicable treaty, law, regulation or ordinance or any applicable principle of common law, civil law or equity or any direction, instruction, codes, guidelines, pronouncement, requirement or decision of an applicable Relevant Authority which is binding.
Liquidation Proceeds: As defined in the Interim Servicing Agreement.
Loss Mitigation: Any loan modification (including trial modification), loss mitigation, foreclosure alternative or foreclosure prevention effort or process, including pursuant to any federal, state or local program, or proprietary program of the related Seller, the Finance Company, an Interim Servicer or the Bank, initiated or offered to the related borrower by the related Seller, the Finance Company, Interim Servicer or the Bank with respect to any Mortgage Loan.
Lost Note Affidavit: A Lost Note Affidavit in substantially the same form as Exhibit E hereto, as such form may be modified based on jurisdictional requirements.
MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
MERS Mortgage Loan: Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage is registered with MERS on the MERS System on the date of this Agreement.
MERS System: The system of recording transfers of mortgages electronically maintained by MERS.
Mortgage: The mortgage, deed of trust or other instrument, which creates a lien on the related Mortgaged Property securing the related Mortgage Note.
Mortgage Loan: Each individual mortgage loan that is sold, conveyed, transferred and assigned pursuant to this Agreement, as evidenced by such mortgage loan’s inclusion on the Mortgage Loan Schedule.
Mortgage Loan Data: Data and information that relates solely to the terms and status of Mortgage Loans other than loan level pricing information.
Mortgage Loan Documents: The collateral documents pertaining to each Mortgage Loan as set forth in (and as defined under) Exhibit D hereto, but solely to the extent such documents are also listed on the Document Inventory Report or on Exhibit K.
Mortgage Loan File: With respect to each Mortgage Loan, a file pertaining to such Mortgage Loan that contains the Mortgage Loan Documents for such Mortgage Loan.
Mortgage Loan Schedule: The schedule of Mortgage Loans set forth on Exhibit A hereto, which includes the information described on Exhibit C hereto.
Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor.
Mortgaged Property: The property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note pursuant to the related Mortgage.
Mortgagor: The obligor on a Mortgage Note.
Notice of Breach: Written notice of a Breach of any of the representations and warranties made by the applicable Seller or the Finance Company, as applicable, in Sections 3.01 and 3.02 of this Agreement, setting forth the following:

(1)
the identity of the Mortgage Loan (by the number assigned to such Mortgage Loan by the applicable Seller at the time of sale as set forth on the Mortgage Loan Schedule) with respect to which a Breach is alleged to have occurred);

(2)	a detailed description of the claimed Breach;

(3)	the section and subsection under which such Breach is claimed;

(4)	supporting documentation of such claimed Breach including copies of any documents reasonably necessary to cure such claimed Breach and/or to accurately determine that such alleged Breach exists; and

(5)	any amounts collected following the Cut-off Date with regard to such Mortgage Loan.
Pending Proceeding: As defined in Section 3.05.
Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization or association, or government body, agency or instrumentality.
Pricing Schedule: The schedule attached hereto as Exhibit B.
Purchase Price: With respect to each Mortgage Loan, the purchase price to be paid by the Purchaser for such Mortgage Loan which shall equal the sum of (A) the product of (i) the Current Balance of such Mortgage Loan as of the Cut-off Date and (ii) the Purchase Price Percentage, (B) with respect to any Mortgage Loan that is less than 60 days delinquent as of the Cut-off Date, the sum of (i) the amount set forth on the Pricing Schedule as accrued and unpaid interest through the Closing Date (for up to 67 days) and (ii) any unreimbursed Servicing Advances made by the applicable Interim Servicer or other servicer prior to the Cut-off Date and (C) any accrued and unpaid fees set forth on the Pricing Schedule.
Purchase Price Percentage: With respect to a Mortgage Loan, the individual purchase price percentage for such Mortgage Loan set forth on the Pricing Schedule.
Purchaser: As defined in the preamble hereto.
Purchaser’s Associates: As defined in Section 3.03(i).
Relevant Authority: Any supervisory body or financial services or other regulatory authority, relevant securities commissions, stock exchange authorities, foreign exchange authorities, foreign investment authorities, competition and anti-trust authorities or similar entities or authorities, any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority, agency, bureau, board, commission, association, institution, department, court of judicial authority, arbitrator, tribunal or instrumentality thereof in any applicable jurisdiction, including a tax authority.
Repurchased Mortgage Loan Schedule: The schedule of Mortgage Loans being repurchased on the applicable date of repurchase delivered in accordance with Section 3.04, which includes the information described on Exhibit J hereto.
Repurchase Price: With respect to any Mortgage Loan, a price equal to (A) the sum of (I) the Current Balance of such Mortgage Loan as of the close of business on the Business Day prior to the date of repurchase multiplied by the Purchase Price Percentage, and (II) with respect to any Mortgage Loan that was less than sixty (60) days delinquent as of the Cut-off Date, any Servicing Advances unreimbursed as of the related repurchase date (x) for which the Purchaser reimbursed the Interim Servicers on the Servicing Transfer Date and (y) for which the Purchaser or its designee has paid after the Servicing Transfer Date, in each case, in connection with such Mortgage Loan less (B) any amounts collected by or on behalf of Purchaser following the Cut-off Date with regard to such Mortgage Loan.
Sanctions: The sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.
Sanctions Authorities: (a) The United States government; (b) the United Nations; (c) the European Union; (d) the United Kingdom; (e) Hong Kong; or (f) any other relevant sanctions authorities.
Seller: As defined in the preamble.
Seller Representative: As defined in Section 4.16(a).
Servicing Advances: All customary, reasonable and necessary “out-of-pocket” costs and expenses incurred in the performance by the Purchaser or its designee or any Seller, the Finance Company, any Interim Servicer or any other servicer, as applicable, of its servicing obligations, including the cost (including reasonable attorneys’ fees and disbursements), related to (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement of judicial proceedings, including foreclosures, (iii) any bankruptcy proceedings with respect to a Mortgage Loan, (iv) the management and liquidation of any foreclosed Mortgaged Property (including default management and similar services, appraisal services and real estate broker services), (v) effecting payment of taxes, assessments or any insurance premiums (including lender placed insurance premiums) and (vi) payments required to be made under Section 2(a) of the Interim Servicing Agreement; provided that, for the avoidance of doubt, the payments made by a Seller or the Finance Company pursuant to Section 2.09 of this Agreement shall not constitute a Servicing Advance.
Servicing File: As to each Mortgage Loan, the file containing the documents relating to the origination and servicing of such Mortgage Loan that is retained by the applicable Interim Servicer, whether electronic or physical.
Servicing Transfer Date: As defined in the Interim Servicing Agreement.
Section 1.02    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) reference to a “Exhibit” or “Schedule” without reference to a document are to designated Exhibits or Schedules to this Agreement; (f) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (g) the term “include” or “including” shall mean without limitation by reason of enumeration; (h) reference to this Agreement or any other document referenced herein shall include all exhibits or schedules thereto and shall refer to such document as amended, restated or modified from time to time; and (i) reference to “knowledge” or any similar phrase with regard to the knowledge or awareness of, or receipt of notice by, any of the Sellers or the Seller Representative, means the actual knowledge of any of Kathryn Madison and Donald J. Scarcello, without implication of verification or investigation concerning such knowledge.
ARTICLE II

CLOSING

Section 2.01    Sale and Conveyance of Mortgage Loans. The Closing shall take place on the date hereof. Upon receipt of payment by the Seller Representative, by wire transfer in immediately available funds, of the Purchase Price from the Purchaser, each Seller hereby sells, conveys, transfers and assigns to the Purchaser, effective as of the Closing Date, without recourse, representation or warranty, except as explicitly set forth herein, all of its right, title and interest in and to the related Mortgage Loans and the related servicing rights in accordance with the terms and conditions set forth herein. Notwithstanding any other provision of this Agreement, the Purchase Price shall not exceed Four Billion Dollars ($4,000,000,000).

Section 2.02    Payment of the Purchase Price. In full consideration for each of the Mortgage Loans sold pursuant to Section 2.01, and upon the terms and conditions of this Agreement, no later than 1:00 p.m., New York time, on the Closing Date, the Purchaser shall pay to the Seller Representative the Purchase Price for the Mortgage Loans by wire transfer in immediately available funds to the account designated by the Seller Representative in writing. If any errors in calculating the Purchase Price at the Closing Date are discovered within ninety (90) days of the Closing Date, the party discovering such error shall provide written notice to the other party within thirty (30) days of such discovery together with documentation demonstrating that such error exists. Such error shall be corrected within five (5) Business Days of the non-discovering party’s receipt of notice of the error and the good faith agreement by both the Seller and the Purchaser as to such error and the appropriate payment shall be paid by the party that benefited from such error to the party adversely affected by such error.

Section 2.03    Entitlement to Payments on the Mortgage Loans. Except to the extent such amounts are required to be remitted to the applicable Mortgagor, an insurance company or are permitted to be retained by the applicable Seller or the applicable Interim Servicer or its designee pursuant to this Agreement or the Interim Servicing Agreement, the Purchaser shall be entitled to (a) all payments of principal actually received by the applicable Seller or the applicable Interim Servicer with respect to the Mortgage Loans after the Cut-off Date; (b) all payments of interest actually received by such Seller or the applicable Interim Servicer with respect to such Mortgage Loans after the Cut-off Date; and (c) all other monies collected or received by such Seller or the applicable Interim Servicer after the Cut-off Date with respect to such Mortgage Loans including any Liquidation Proceeds or Insurance Proceeds; provided, that, for the avoidance of doubt, in the event that a Mortgage Loan is repurchased by a Seller or its designee pursuant to this Agreement, such Seller or its designee shall be entitled to receive such amounts with respect to such Mortgage Loan following the date of such repurchase. Without limiting the foregoing, each Seller and the Purchaser agree that the Purchase Price paid for any Mortgage Loan for which the related Mortgage Note was extinguished prior to the Closing Date and any monies collected or received with respect to such Mortgage Loan shall be retained by the related Seller, and such Seller shall refund the Purchase Price paid for such Mortgage Loan to the Purchaser on or before the tenth (10th) Business Day following the Closing Date.

Section 2.04    Delivery of Mortgage Loan Documents. (a) Each Seller shall, or shall cause the party in possession of each Mortgage Loan File to, deliver pursuant to the terms of a bailee letter mutually agreed to by the Sellers and the Purchaser, the respective Mortgage Loan Documents for each related Mortgage Loan to the related bailee on or prior to the Closing Date. In the event that any of the Mortgage Loan Documents are not delivered pursuant to the foregoing sentence and such delivery failure materially and adversely affects the value of the affected Mortgage Loan (a “Delivery Failure”), the applicable Seller shall deliver such missing document(s) to the Purchaser within one hundred and eighty (180) days after its receipt of a written request from the Purchaser to such effect; provided, that Purchaser shall not deliver any such written request after the date that occurs two hundred and seventy (270) days following the Closing Date. If any such missing Mortgage Loan Document is not delivered to Purchaser within the one hundred and eighty (180) day period specified in the foregoing sentence, the applicable Seller shall, at its sole discretion, either, (i) promptly repurchase the affected Mortgage Loan at the Repurchase Price pursuant to and subject to the provisions set forth in Section 3.04 or (ii) reimburse to the Purchaser an amount equal to the mutually agreed to reduction in value of the affected Mortgage Loan based upon the Delivery Failure, which in no event shall exceed the lesser of (x) the applicable Repurchase Price and (y) the related Purchase Price. In the event that the applicable Seller elects the option described in clause (ii) in the immediately preceding sentence, the Seller and the Purchaser shall promptly negotiate in good faith to reach a mutual agreement with respect to the applicable reimbursement amount; provided, that if Purchaser and the applicable Seller are unable to mutually agree upon a permanent reduction in value of the affected Mortgage Loan caused by the Delivery Failure of such Mortgage Loan Document within the one hundred and eighty (180) day period specified in the foregoing sentence, then the applicable Seller shall promptly repurchase the affected Mortgage Loan at the applicable Repurchase Price pursuant to and subject to the provisions set forth in Section 3.04. For the avoidance of doubt, the terms of this Section 2.04 only apply to Mortgage Loan Documents related to a Mortgage Loan if such Mortgage Loan Documents are both (x) of a type described in Exhibit D and (y) identified on the Document Inventory Report or Exhibit K for such Mortgage Loan. The terms of this Section 2.04 do not apply to any Mortgage Loan Document identified as missing on Exhibit G.

(b)    In addition to the forgoing, each Seller shall deliver (or cause to be delivered) one hundred (100) limited powers of attorney to Purchaser, substantially in the form attached hereto as Exhibit H. The Purchaser shall indemnify and hold harmless the Sellers for any and all losses arising from the Purchaser’s or its designee’s use or misuse of such limited power of attorney.

Section 2.05    No Recourse; As Is, Where Is. None of the Sellers, the Seller Representative, the Interim Servicers, the Interim Servicer Representative or the Bank shall be liable to the Purchaser, or the Purchaser’s successors, successors-in-title, legal representatives or assigns, should any borrower fail to perform any of such borrower’s obligations under the Mortgage Loan Documents. As of the date hereof, one or more defaults and/or events of default by the borrowers may have occurred and may be continuing under the Mortgage Loan Documents. EXCEPT FOR THE LIMITED AND EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN Article III, THE PURCHASER IS PURCHASING THE MORTGAGE LOANS (A) SUBJECT TO ALL DEFAULTS AND EVENTS OF DEFAULT THAT MAY HAVE OCCURRED OR MAY BE CONTINUING AS OF THE CLOSING DATE, AND (B) “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE, KIND, CHARACTER OR NATURE (INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE GENUINENESS, LEGALITY, VALIDITY, SUFFICIENCY OR ENFORCEABILITY OF ANY MORTGAGE LOAN DOCUMENT; OR AS TO THE FINANCIAL CONDITION OF ANY BORROWER; OR AS TO THE VALIDITY, ENFORCEABILITY, ATTACHMENT, PRIORITY OR PERFECTION OF ANY SECURITY INTERESTS GRANTED (OR PURPORTED TO BE GRANTED) IN ANY MORTGAGED PROPERTY OR ANY OTHER COLLATERAL; OR AS TO COMPLIANCE WITH LAW OF ANY PROCEEDINGS COMMENCED WITH RESPECT TO ANY MORTGAGE LOAN DOCUMENT; OR AS TO ANY MATTER FOR WHICH WARRANTIES WOULD BE IMPLIED UNDER ARTICLE 3 OR ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR AS TO THE SERVICING OF THE MORTGAGE LOANS OR THE COLLECTION EFFORTS OF ANY SERVICER), AND WITHOUT RECOURSE OF ANY NATURE TO THE SELLERS, (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT). WITHOUT LIMITING THE FOREGOING, THE PURCHASER IS PURCHASING THE MORTGAGE LOANS WITHOUT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (I) THE COLLECTABILITY OR VALUE OF THE MORTGAGE LOANS; (II) THE CREDITWORTHINESS OF BORROWERS OR THE ABILITY OF BORROWERS TO PERFORM PURSUANT TO THE TERMS AND CONDITIONS OF THE MORTGAGE LOAN DOCUMENTS; (III) THE VALUE OR PHYSICAL CONDITION OF ANY MORTGAGED PROPERTY OR ANY OTHER COLLATERAL; (IV) BORROWERS’ OR ANY OTHER PERSON’S OWNERSHIP OF OR TITLE TO ANY MORTGAGED PROPERTY OR OTHER PROPERTY SECURING OR SUPPORTING, DIRECTLY OR INDIRECTLY, THE PAYMENT OF THE MORTGAGE LOANS; (V) THE EXTENT, VALIDITY, PRIORITY OR PERFECTION OF ANY MORTGAGE OR OTHER LIEN RELATING TO THE MORTGAGE LOANS; (VI) THE CONTENT, COMPLETENESS OR ACCURACY OF ANY DUE DILIGENCE MATERIALS OR MORTGAGE LOAN FILES; OR (VII) ANY OTHER MATTER CONCERNING ANY MORTGAGE LOAN, MORTGAGE LOAN DOCUMENT, MORTGAGE LOAN FILE, MORTGAGED PROPERTY OR MORTGAGE, EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN.

Section 2.06    Mortgage Loan Files. THE PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT THE MORTGAGE LOAN FILES WERE NOT PREPARED FOR THE PURCHASER OR TO BE RELIED UPON BY THE PURCHASER, THAT THE MORTGAGE LOAN FILES MAY BE INCOMPLETE OR OUTDATED OR MAY CONTAIN ERRORS, OMISSIONS OR INACCURATE AND CONFLICTING INFORMATION, AND THAT NONE OF THE SELLERS OR THE SELLER REPRESENTATIVE HAS ATTEMPTED TO VERIFY, CORRECT OR RECONCILE THE INFORMATION IN THE MORTGAGE LOAN FILES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.04 AND ARTICLE III, THE PURCHASER IS ASSUMING ALL RISKS RELATED TO THE ACCURACY AND COMPLETENESS OF THE MORTGAGE LOAN FILES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.04 AND ARTICLE III, PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT ANY REPORT OR DOCUMENT IN THE MORTGAGE LOAN FILES THAT

MAY BE PROVIDED BY THE SELLERS IS BEING PROVIDED WITHOUT REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS, ACCURACY OR SUFFICIENCY OF THE FACTS, ASSUMPTIONS OR CONCLUSIONS CONTAINED THEREIN. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.04 AND ARTICLE III, THE PURCHASER HEREBY WAIVES, RELEASES AND AGREES NEVER TO ASSERT ANY CLAIMS AGAINST ANY SELLER, THE FINANCE COMPANY, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR THE PREPARERS OF THE MORTGAGE LOAN FILES THAT COULD BE BASED UPON RELIANCE ON THE MORTGAGE LOAN FILES.

Section 2.07    Right to Repurchase Mortgage Loans. From and after the Closing Date, upon written notice by the Seller Representative on behalf of the applicable Seller to the Purchaser, such Seller or its designee shall have the right, but not the obligation, to repurchase any Mortgage Loan by paying to the Purchaser the Repurchase Price at such time for such Mortgage Loan, (i) if such Seller reasonably determines that there is a pending or threatened (a) claim, action, suit, arbitration, or proceeding by a private litigant, or (b) claim, action, suit, inquiry, proceeding or investigation by or before any governmental authority (a “Litigation”) relating to or otherwise concerning such Mortgage Loan, or the servicing thereof or the related borrower, and either (a) such Litigation names any of the Sellers, any Interim Servicer, the Finance Company or the Bank, or their respective affiliates, as a party or otherwise involves the interests of any such Person therein or (b) such Seller otherwise reasonably determines that such Litigation cannot be resolved, or that the interests of any Seller, the Finance Company, the Seller Representative, any Interim Servicer or the Bank, or their respective affiliates, cannot be adequately protected, without a Seller or an affiliate of a Seller owning such Mortgage Loan, or (ii) if a Seller is required to reimburse Purchaser for delinquent taxes and tax assessments pursuant to Section 2.09 and the amount of such delinquent taxes and tax assessments is equal or greater than the applicable Purchase Price; provided, that, solely to the extent that either (x) the Purchaser has sold the affected Mortgage Loan to a third-party purchaser prior to the Purchaser’s receipt of notice of the Seller’s election to repurchase such Mortgage Loan or (y) the Mortgage Loan is subject to a securitization at the time of the Purchaser’s receipt of such notice, then Purchaser will not be required to resell such Mortgage Loan to the applicable Seller or its designee under clause (i) or (ii) above; provided if the respective Mortgage Loan cannot be repurchased under clause (ii) because it is no longer owned by Purchaser, then the amount payable under Section 2.09 shall not exceed the Purchase Price. The closing of any such repurchase of a Mortgage Loan shall take place on a mutually agreeable date no later than thirty (30) days after receipt by the Purchaser of a written notice from the Seller Representative on behalf of the applicable Seller setting forth a Seller’s election to exercise its repurchase rights under this Section 2.07, and, upon the closing of such repurchase, the Purchaser shall make the same representations and warranties with respect to the repurchased Mortgage Loan as the representations and warranties made in this Agreement by the applicable Seller with respect to such Mortgage Loan. On the date of such repurchase, the Purchaser shall deliver to such Seller or its designee the related Mortgage Loan File by an overnight courier designated by the Seller Representative or such Seller at such Seller’s expense and shall take any additional action and execute any additional documents or instruments requested by the Seller Representative or such Seller to transfer the ownership of such Mortgage Loan to such Seller or its designee. With respect to each Mortgage Loan repurchased by a Seller or its designee pursuant to this Section 2.07, from and after the date of such repurchase, the Sellers or their affiliates shall have no further obligation or liability to the Purchaser with respect to such Mortgage Loan. Purchaser shall promptly deliver to the Seller Representative such information as the Seller Representative may reasonably request with respect to any Mortgage Loan that is subject to Litigation.

Section 2.08    Helping Families Act. The Purchaser shall deliver the Section 404 Notice required by the Helping Families Act with respect to each Mortgage Loan to each Mortgagor in accordance with applicable law within thirty (30) days after the Closing Date and shall bear all costs associated with providing such notices.

Section 2.09    Payment of Delinquent Taxes. Each Seller covenants and agrees that with respect to any real property taxes and tax assessments affecting the Mortgaged Property related to a First Lien Mortgage Loan sold to Purchaser under this Agreement, which are due and payable prior to or on the Cut-off Date but have not been paid on or prior to the Closing Date:

(a)
If the amount of such taxes and tax assessment due and payable prior to or on the Cut-off Date becomes known to the Seller or the Seller Representative at least one (1) Business Day prior to the Servicing Transfer Date and the related First Lien Mortgage Loan is not subject to a bankruptcy proceeding in connection with which the amount of such taxes and tax assessments may be included in a related bankruptcy payment plan, the Seller shall pay (or cause to be paid) such taxes and tax assessments on or prior to the Servicing Transfer Date; and

(b)
If the amount of such taxes and tax assessment due and payable prior to the Cut-off Date is not known to the Seller or the Seller Representative at least one (1) Business Day prior to the Servicing Transfer Date and the related First Lien Mortgage Loan is not subject to a bankruptcy proceeding in connection with which the amount of such taxes and tax assessments may be included in a related bankruptcy payment plan, the Seller shall pay (or cause to be paid) such taxes and tax assessments within thirty (30) Business Days of the later of (i) its receipt of notice from Purchaser of such amount (together with reasonable supporting information) and (ii) the Seller’s confirmation of the amount of such delinquent taxes and tax assessments; provided, that such notice shall have been received by the applicable Seller or the Seller Representative no later than ninety (90) days following the Servicing Transfer Date

Section 2.10    Assignments of Mortgage.

(a)
Each Seller shall, or shall cause the applicable Interim Servicer to, at such Seller’s expense, register with MERS an assignment to the Purchaser or its designee of each related MERS Mortgage Loan promptly following the Closing Date.

(b)
Within one (1) year of the Closing Date, the Purchaser or its designee, at the Purchaser's expense, shall prepare and record an Assignment of Mortgage, for each Mortgage Loan currently recorded in the name of a Seller that is not a MERS Mortgage Loan, which Assignment of Mortgage shall be in the name of the applicable Seller as assignor and the Purchaser or its designee as assignee. The Purchaser shall execute the Assignment of Mortgage of behalf of the applicable Seller by and through the power of attorney that will be provided by the Seller Representative on behalf of the Sellers in the form of Exhibit H. Upon the request of the Seller Representative, the Purchaser shall provide or shall cause to be provided documentation evidencing any such executed and recorded Assignment of Mortgage. If within one (1) year of the Closing Date, the Purchaser or its designee has not recorded an Assignment of Mortgage for each Mortgage Loan that is not a MERS Mortgage Loan, as described above, the Purchaser agrees that the Seller Representative, on behalf of the Purchaser, may record any Assignment of Mortgage in the name of the Purchaser or its designee, at the Purchaser's sole expense.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties Respecting the Seller. Each of the Sellers (referred to individually in this Section 3.01 as the “Seller”) hereby represents, warrants and covenants solely with respect to itself to the Purchaser that, as of the date hereof:

(a)	Organization and Standing. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b)
Due Authority. The Seller has full power and authority to perform and enter into and consummate all transactions contemplated by this Agreement and to sell each applicable Mortgage Loan and the related servicing rights. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized;

(c)
Enforceability. This Agreement, assuming due authorization, execution and delivery by the Purchaser, evidences the valid, binding and enforceable obligations of the Seller, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor’s rights and (ii) to general principles of equity, whether such enforcement is sought in a proceeding in equity or at law;

(d)
No Conflict. Neither the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of its governing documents or result in a material breach of any legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which either it or its respective property is subject;

(e)
No Pending Litigation. To the Seller’s knowledge, there is no action, suit, proceeding, investigation or litigation pending or threatened, which, in the Seller’s judgment, either in any one instance or in the aggregate, if determined adversely to the Seller would materially and adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement; and

(f)
No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained.

Section 3.02    Representations and Warranties Respecting the Mortgage Loans. Each of the Sellers (referred to individually in this Section 3.02 as the “Seller”) hereby represents, warrants and covenants to the Purchaser that, solely with respect to each Mortgage Loan being sold by it, as of the date hereof, except as otherwise indicated below and except as set forth on Exhibit G attached hereto:

(a)
Mortgage Loan Schedule. As of the Cut-off Date, the information contained in the Mortgage Loan Schedule is a true and accurate reflection of the Seller’s servicing records with respect to such information in all material respects;

(b)
Title to Mortgage Loans. The Seller is the sole owner and holder of the respective Mortgage Loans and the servicing rights related thereto. The respective Mortgage Loans and the related servicing rights have not been assigned or pledged by the Seller, and the Seller has good and marketable title thereto;

(c)
Enforceability. The respective Mortgage Note and the related Mortgage are genuine, and each constitutes the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms in all material respects, except as such enforcement may be limited by any Loss Mitigation or any bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and except that the equitable remedy of specific performance and other equitable remedies are subject to the discretion of the courts;

(d)
Validity of Mortgage. The respective Mortgage relating to each (a) First Lien Mortgage Loan is a valid, existing and enforceable first lien on the related Mortgaged Property and (b) Junior Lien Mortgage Loan is a valid, existing and enforceable junior lien on the related Mortgaged Property, in each case subject only to (i) liens for real estate taxes and/or tax assessments, (ii) assessments not yet due and payable, (iii) covenants, conditions, restrictions, rights-of-way, mineral right reservations, zoning and other land use restrictions, easements and other matters of public record as of the date of recording of such Mortgage, (iv) any state of facts an accurate land survey of the Mortgaged Property might show, (v) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (vi) in the case of a Junior Lien Mortgage Loan, any applicable senior lien on the related Mortgaged Property including, but not limited to any homeowners association liens with respect to Mortgaged Property located in a super lien state; and

(e)
Real Property Taxes and Assessments. With respect to First Lien Mortgage Loans, all real property taxes and tax assessments affecting the Mortgaged Property which are due and payable prior to or on the Cut-off Date have been paid to the extent that (i) the amount of such due and payable taxes and tax assessment is known to the Seller and (ii) the related Mortgage Loan is not subject to a bankruptcy proceeding in connection with which the amount of such taxes and tax assessments may be included in a related bankruptcy payment plan.

Section 3.03    Representations and Warranties Respecting the Purchaser. The Purchaser represents, warrants and covenants to each Seller that, as of the date hereof:

(a)	Organization and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b)
Due Authority. The Purchaser has the full power and authority to perform and enter into and consummate all transactions contemplated by this Agreement and to purchase and hold each Mortgage Loan and the related servicing rights. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized;

(c)
Enforceability. This Agreement, assuming due authorization, execution and delivery by each Seller and the Seller Representative, evidences the valid, binding and enforceable obligations of the Purchaser, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor’s rights and (ii) to general principles of equity, whether such enforcement is sought in a proceeding in equity or at law;

(d)
No Conflict. Neither the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of its governing documents or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(e)
No Pending Litigation. To the Purchaser’s knowledge, there is no action, suit, proceeding, investigation or litigation pending or threatened, which, in the Purchaser’s judgment, either in any one instance or in the aggregate, if determined adversely to the Purchaser would materially and adversely affect the Purchaser’s ability to consummate all transactions contemplated by this Agreement; and

(f)
No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated by this Agreement or if required, such consent, approval, authorization or order has been obtained.

(g)
Loss Mitigation and Servicing Transfer. The Purchaser and its servicer have the necessary employees, financial wherewithal, information technology, risk and compliance resources and expertise to allow it to, and is otherwise able to continue any Loss Mitigation initiated prior to the Servicing Transfer Date with respect to any Mortgage Loan and adequately plan and execute the servicing transfer of a Mortgage Loan in accordance with the Consumer Financial Protection Bureau’s (“CFPB”) requirements. Purchaser’s servicer is in compliance with the requirements set forth in the CFPB’s Bulletin 2014-01 “Compliance Bulletin and Policy Guidance: Mortgage Services Transfers” (August 19, 2014) (“CFPB Bulletin 2014-01”) and the requirements of the Real Estate Settlement Procedures Act/Regulation X (12 CFR § 1024.38(b)(4)) regarding the transfer of information during servicing transfers.

(h)
ERISA. The Purchaser represents and warrants that either (i) it is not a plan, account or entity that is subject to Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Code, or (ii) none of the transactions contemplated under this Agreement will give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(i)
Anti-Bribery Laws. In connection with the entry into this Agreement, the transactions contemplated by this Agreement, and/or any matter pertaining directly or indirectly to this Agreement, including without limitation the negotiation of this Agreement and the fulfillment of the Purchaser’s obligations hereunder: (i) the Purchaser has not and each of its associated persons, agents or subcontractors as may be used in relation to the Purchaser's fulfillment of obligations under this Agreement (such person’s being herein referred to as the “Purchaser’s Associates”) have not and the Purchaser undertakes for itself and on behalf of the Purchaser’s Associates that it or they shall not engage in or in any way induce the following conduct: making of payments or transfers of value, offers, promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, which have or may have the purpose or effect of public or commercial bribery or acceptance of or acquiescence in bribery, extortion, facilitation payments or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity; and (ii) the Purchaser has not, and none of the Purchaser’s Associates have violated and the Purchaser undertakes that it will not and none of the Purchaser’s Associates will violate: (a) any Anti-Bribery Law, or (b) the US Export Administration Regulations or the US International Traffic in Arms Regulations, or (c) any applicable anti-money laundering or anti-terrorist financing law or regulation of any country, or (d) any other Law of the US, the UK, or any other Law applicable to the Purchaser.

(j)
Sanctions: None of the Purchaser, any of its subsidiaries, any director or officer, or any employee, agent, or affiliate is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the Sanctions Authorities or (ii) located, organized or in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

(k)
Compliance. Purchaser’s servicer and each of its employees, representatives, assignees or affiliates are in compliance with the Consumer Financial Protection Bureau mortgage servicing regulations 12 C.F.R. Parts 1026 and 1024, CFPB Bulletin 2014-01 and other applicable laws.

(l)
Ability to Perform Obligations. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement.

(m)
Finances. The Purchaser has, currently and for the past twelve (12) months, at least $100,000,000 in net assets; including at least $50,000,000 in liquid assets, both as determined in accordance with U.S. GAAP.

(n)
Licenses. Purchaser has all licenses necessary to purchase and hold the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located and to carry on its business as now being conducted or as proposed to be conducted.

(o)
Servicing Licenses. Purchaser’s servicer has all licenses necessary to service the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located and to carry on its business as now being or as proposed to be conducted.

Section 3.04     Remedies for Breach of Representations and Warranties.

(a)
The representations and warranties set forth in Sections 3.01, 3.02 and 3.03 shall survive for a period of six (6) months from the Closing Date and shall inure to the benefit of the Purchaser or each Seller, the Finance Company and the Seller Representative, as applicable.

(b)
Upon discovery by the Purchaser of a breach of any of the foregoing representations and warranties made by any Seller pursuant to Sections 3.01 and 3.02 during the survival period noted above which materially and adversely affects the value of one or more of the Mortgage Loans (each, a “Breach”), the Purchaser shall deliver to the applicable Seller or the Seller Representative a Notice of Breach within thirty (30) days of discovery of such Breach. Such Notice of Breach must be delivered by the Purchaser to such Seller or the Seller Representative, as applicable, no later than the date which is six (6) months after the Closing Date. The applicable Seller shall have a period of ninety (90) days from the receipt by such Seller or the Seller Representative, as applicable, of a Notice of Breach (the “Cure Period”) within which to take one of the three following actions, as determined by a Seller or the Finance Company, as applicable, in its sole discretion: (i) correct or cure such Breach in all material respects; provided, that if such Seller, the Finance Company or the Seller Representative requires, in its reasonable discretion, information from the Purchaser with respect to the related Mortgage Loan that it had provided to the Purchaser or its designees or requires, in its reasonable discretion, access to copies of any Mortgage Loan Documents with respect to the related Mortgage Loan that it had provided to the Purchaser or its designees, such Seller, the Finance Company or the Seller Representative shall provide written notice to the Purchaser and the Purchaser shall provide all such reasonably requested information or access to such documents within five (5) Business Days of receipt of such notice; and provided, further, that if the Purchaser does not provide all such requested information or documents within five (5) Business Days (subject to the limitations set forth above), the Cure Period shall be extended by one additional Business Day for every Business Day the Purchaser is late in delivering all such information or documents; (ii) reimburse to the Purchaser an amount, which in no event shall exceed the lesser of (x) the applicable Repurchase Price and (y) the related Purchase Price, equal to the mutually agreed to reduction in value of the affected Mortgage Loan based upon the Breach; or (iii) promptly repurchase the affected Mortgage Loan at the Repurchase Price pursuant to and subject to the provisions set forth in Section 3.04(c). In the event that the applicable Seller or the Finance Company, as applicable, elects the option described in clause (ii) in the immediately preceding sentence, the Seller or the Finance Company, as applicable, and the Purchaser shall promptly negotiate in good faith to reach a mutual agreement with respect to the applicable reimbursement amount; provided, that if Purchaser and the applicable Seller or the Finance Company, as applicable, are unable to mutually agree upon a permanent reduction in value amount for the affected Mortgage Loan caused by the Breach within the Cure Period, then the applicable Seller or the Finance Company, as applicable, shall promptly repurchase the affected Mortgage Loan at the Repurchase Price. Notwithstanding anything contained herein to the contrary, the applicable Seller or the Finance Company, as applicable, shall have no obligation to repurchase, cure any Breach or make any reimbursement with respect to a Mortgage Loan if the Breach is listed on the schedule attached hereto as Exhibit G for such Mortgage Loan.

(c)
If any Seller or the Finance Company, as applicable, elects, or is otherwise required, to repurchase a Mortgage Loan pursuant to Section 2.04, Section 2.07, Section 3.04(b) or Section 3.04(d), the Purchaser shall sell, and the applicable Seller, the Finance Company or their respective designee, as applicable, shall repurchase, such affected Mortgage Loan on a whole loan, servicing released basis and the Purchaser shall deliver to Seller Representative on the date of such repurchase a Repurchased Mortgage Loan Schedule with respect to the Mortgage Loans being repurchased. In connection with any repurchase of a Mortgage Loan hereunder by any Seller, the Finance Company or their respective designee, as applicable, and concurrent with the payment of the Repurchase Price, the Purchaser shall be deemed to have represented and warranted that the statements set forth in Section 3.04(e) and in the Notice of Breach are true and correct in all respects as of such date. At the time of repurchase, the Purchaser shall deliver the Mortgage Loan Files, related to the repurchased Mortgage Loans to the Seller Representative on or prior to the fifth (5th) Business Day prior to the repurchase date. Purchaser shall inform the Seller Representative of the Repurchase Price for the repurchased Mortgage Loans two (2) Business Days prior to the repurchase date. If there is any disagreement as to the determination of the Repurchase Price, the parties shall work together in good faith to resolve such issue. If the repurchase occurs after the Servicing Transfer Date, Successor Servicer shall deliver or cause to be delivered the servicing files to the Seller Representative on or prior to the repurchase date to on-board the repurchased Mortgage Loan on the related Seller’s, the Finance Company’s or their designee’s servicing system. Sellers or the Finance Company, as applicable, shall wire the applicable Repurchase Price in immediately available funds to the Purchaser in accordance with the wire instructions on or prior to the Business Day immediately preceding the repurchase date. The Mortgage Loan Files and servicing file shall be delivered to the following address: HSBC Mortgage Services, Attn: Department Manager, Records Administration, 636 Grand Regency Blvd., Brandon, FL 33510, or such other address directed by the Seller or the Finance Company, as applicable, in writing. The Purchaser hereby agrees that if an Assignment of Mortgage (a “Completed Assignment of Mortgage”) with respect to the repurchased Mortgage Loans has been executed after the Closing Date by or to any of Purchaser or any of its respective affiliates, assignees or servicers, the Purchaser shall, or shall cause Successor Servicer to execute an Assignment of Mortgage from the assignee identified on such Completed Assignment of Mortgage to the applicable Seller, the Finance Company or to blank and deliver the same to the Seller Representative on or prior to the repurchase date.

(d)
If a Seller or the Finance Company, as applicable repurchases a First Lien Mortgage Loan pursuant to the terms of this Agreement, such Seller or the Finance Company, as applicable, shall have the right to concurrently repurchase, and the Purchaser shall concurrently sell, the Junior Lien Mortgage Loan secured by the same Mortgaged Property as such First Lien Mortgage Loan that is being repurchased, for the applicable Repurchase Price. If a Seller or the Finance Company, as applicable, repurchases a Junior Lien Mortgage Loan pursuant to the terms of this Agreement, such Seller or the Finance Company, as applicable, shall have the right to concurrently repurchase, and the Purchaser shall concurrently sell, any senior Mortgage Loan secured by the same Mortgaged Property as such Junior Lien Mortgage Loan that is being repurchased, for the applicable Repurchase Price. Unless the applicable Seller or the Finance Company, as applicable, otherwise agrees in writing, the Purchaser shall be deemed to have represented and warranted that the statements set forth in Section 3.04(e) are true and correct in all material respects as of the date of repurchase of any such Mortgage Loan. At the time of repurchase, the Purchaser shall arrange for the reassignment of the repurchased Mortgage Loan to the applicable Seller, the Finance Company or their respective designee and the delivery to such Seller, the Finance Company or their respective designee of the Mortgage Loan File relating to such Mortgage Loan. This Section 3.04(d) shall only be applicable in the instance where a First Lien Mortgage Loan and a Junior Lien Mortgage Loan, both secured by the same Mortgaged Property were sold by the applicable Seller to the Purchaser. Notwithstanding the foregoing, if a Seller or the Finance Company, as applicable, is required under the terms of this Agreement to repurchase a Junior Lien Mortgage Loan, but the Purchaser is unable, for any reason, to sell any related senior Mortgage Loan to such Seller or the Finance Company, as applicable, such Seller or the Finance Company, as applicable, shall have no obligation to repurchase the Junior Lien Mortgage Loan.

(e)
Each Seller’s or the Finance Company’s obligation, as applicable, to repurchase any respective Mortgage Loan shall be conditioned on the satisfaction of the following conditions (or express waiver thereof by such Seller or the Finance Company, as applicable):

(i)
The rights under the Mortgage Loan (including the right to receive payments under the same Mortgage Loan terms existing as of the Closing Date) shall not have been impaired from those conveyed to the Purchaser;

(ii)	The condition of title to the Mortgage Loan shall be the same as conveyed to the Purchaser;

(iii)
There shall be no claim of any party against or with respect to such Mortgage Loan that is the result of any action or inaction of the Purchaser, any affiliate of the Purchaser, the Purchaser’s servicer, any successor or permitted assign of the Purchaser or any of their respective agents;

(iv)	The Mortgage Loan shall have been serviced from the Servicing Transfer Date through the repurchase date in accordance with Applicable Requirements and Section 3.05(b) and (d) hereof;

(v)	As of the date of repurchase, the information contained in the applicable Repurchased Mortgage Loan Schedule is true and accurate in all material respects; and

(vi)
With regard to any Servicing Advances made following the Servicing Transfer Date identified on the Repurchased Mortgage Loan Schedule on the date of such repurchase, Purchaser shall be deemed to have represented and warranted that the Servicing Advances set forth on the Repurchased Mortgage Loan Schedule are (x) true and accurate (y) customary, reasonable and necessary and (z) remain unreimbursed as of the date of repurchase.

(f)
If any Seller or the Finance Company, as applicable, repurchases a Mortgage Loan and later discovers that (i) the Mortgage Loan did not, on the date of repurchase, satisfy the conditions set forth in Section 3.04(e) or (ii) the Purchaser did not service such Mortgage Loan or did not cause such Mortgage Loan to be serviced in accordance with Section 3.05(b) and (d), the Purchaser shall indemnify the applicable Seller or the Finance Company, as applicable to the extent of any actual damages incurred by such Seller or the Finance Company, as applicable or any of their respective affiliates with respect to such Mortgage Loan to the extent such damages are caused by such Mortgage Loan failing to satisfy the conditions set forth in Section 3.04(e) or not being serviced by the Purchaser or its servicer in accordance with Section 3.05; provided that the Purchaser receives notice of such breach or failure within six (6) months following the repurchase date.

(g)
If any Seller or the Finance Company, as applicable, elects to reimburse Purchaser the amount of the reduction in value of the affected Mortgage Loans pursuant to Section 3.04(b), the Purchaser shall deliver on the date of reimbursement a statement with respect to each such Mortgage Loan that identifies the total amount the related Mortgagor owes with respect to such Mortgage Loan (which amount shall include, all outstanding principal, accrued and unpaid interest, all unreimbursed Servicing Advances and any other fees associated therewith) and specifies the Servicing Advances. On the date of such reimbursement, the Purchaser shall be deemed to have represented and warranted that (x) the information contained in such statement is true and accurate and (y) the unreimbursed Servicing Advances set forth in such statement are customary, reasonable and necessary and remain unreimbursed.

(h)
Any amounts received by or on behalf of Purchaser after the date of repurchase with respect to a repurchased Mortgage Loan and any amounts received by or on behalf of Purchaser with respect to any unreimbursed Servicing Advances that relate to a Mortgage Loan for which a reimbursement has been made shall be forwarded to the Seller Representative or its designees within five (5) Business Days of receipt thereof.

(i)
It is understood and agreed that the obligations of each Seller or the Finance Company, as applicable, set forth in this Section 3.04 constitute the sole remedy available to the Purchaser with respect to a Breach of the representations and warranties by the related Seller set forth in Sections 3.01 and 3.02.

Section 3.05    The Purchaser Acknowledgements, Agreements and Covenants.

(a)
The Purchaser acknowledges and agrees that (i) it is a sophisticated, informed investor which has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement, (ii) the Mortgage Loan Files made available to it were an adequate and sufficient basis on which to determine whether and at what price and other terms to purchase the Mortgage Loans, and that, subject to Section 2.04, any document defects in the Mortgage Loan Files have been cured to its satisfaction and (iii) it has made such independent investigations as it deems to be warranted into the nature, validity, enforceability, collectability, and value of the Mortgage Loans and all other facts it deems material to its purchase of the Mortgage Loans, is entering into this transaction solely on the basis of that investigation and the Purchaser’s own judgment, and is not acting in reliance on any representation or warranty made or information furnished by any Seller or the Finance Company or their respective affiliates, employees, agents, representatives or independent contractors (other than the express representations and warranties in Section 3.01 and Section 3.02). The Purchaser further acknowledges that no employee or representative of any Seller, the Finance Company, the Seller Representative, any Interim Servicer, the Interim Servicer Representative or the Bank has been authorized to make, and that the Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement.

(b)
The Purchaser covenants and agrees that (i) it and its agents will not initiate any contact with a Mortgagor prior to the related Servicing Transfer Date except as required pursuant to Section 2.08 or the Interim Servicing Agreement, (ii) it or its servicer shall service each Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note, any Loss Mitigation and with Applicable Requirements including, without limitation, the CFPB Bulletin 2014-01 (the “Bulletin”) regarding mortgage servicing transfers, (iii) the Purchaser and its servicer, employees, representatives or assignees shall comply with all Applicable Requirements and (iv) the Purchaser and its servicer shall respond to Mortgagors’ inquiries regarding the servicing of the related Mortgage Loans in a timely fashion and provide Mortgagors with a reasonable appeals process with respect to servicing decisions relating to the applicable Mortgage Loan.

(c)	The Purchaser covenants to each Seller, the Finance Company, each Interim Servicer and the Bank that it, or its servicer, as applicable, shall reasonably cooperate (and shall require further affiliated transferees of the Mortgage Loans to cooperate and shall use commercially reasonable efforts to require non-affiliated further transferees to cooperate) with each Seller, the Finance Company, each Interim Servicer and the Bank, with respect to such person’s reporting, examination or audit obligations and requests arising after the Servicing Transfer Date with respect to any Loss Mitigation and with respect to tax matters for a period of three (3) years).

(d)
The Purchaser acknowledges and agrees that the Mortgage Loans may be subject to Loss Mitigation. From the Servicing Transfer Date, the Purchaser shall, or shall cause its servicer to, service any Mortgage Loan that is subject to Loss Mitigation in accordance with the terms of any such Loss Mitigation (as such Loss Mitigation may be modified following the Closing Date in accordance with the Applicable Requirements) and the Applicable Requirements in all material respects. If the applicable Seller, its designee or the applicable Interim Servicer has commenced any Loss Mitigation process (including any pending Loss Mitigation requests), and such Loss Mitigation process is ongoing as of the Servicing Transfer Date, the Purchaser shall, or shall cause its servicer to, continue such Loss Mitigation process until completion (accepting and continuing processing pending Loss Mitigation requests). The Purchaser agrees that it will evaluate and offer loss mitigation options to Mortgagors under the Mortgage Loans generally to the same extent and on similar terms as it offers loss mitigation options to Mortgagors under other similar mortgage loans held or serviced by the Purchaser, affiliates of the Purchaser or the Purchaser’s servicer in accordance with Applicable Requirements. Each Seller and the Purchaser shall cooperate and assist each other to confirm and ensure that any Loss Mitigation application process that is initiated and not completed prior to the Servicing Transfer Date is properly reflected in Purchaser’s or its servicer’s servicing records, including by confirmation of applicable data. The Purchaser shall reasonably cooperate with the Seller or the Interim Servicer with respect to any of the Seller or the Interim Servicer’s reporting obligations and requests relating to Loss Mitigation.

(e)
The Purchaser hereby agrees to indemnify and hold harmless each Seller, the Finance Company, each Interim Servicer, the Seller Representative, the Interim Servicer Representative, the Bank and their respective affiliates and any of their respective employees, officers, directors and agents for any loss, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and other costs and expenses resulting from any breach of Sections 3.05(b), (c), (d), and/or (i).

If any of the Mortgage Loans are or become the subject of any litigation, claim, suit or cause of action of any kind for which Seller or any of its affiliates is the plaintiff (including bankruptcy, foreclosure or eviction proceedings) or the Mortgagor is or becomes the subject of a bankruptcy proceeding that is known to the Purchaser based on information provided to it by or on behalf of the Seller or the Seller Representative or is otherwise known to the Purchaser (each, a “Pending Proceeding”), the Purchaser shall, or shall cause its servicer, at its sole cost and expense, (i) with respect to bankruptcy proceedings, within thirty (30) days after the related Servicing Transfer Date and (ii) for all other proceedings, within sixty (60) days after the related Servicing Transfer Date, in each case, (A) notify the appropriate court officer, all counsel of record and all other parties entitled to notice with respect to each Mortgage Loan that is in foreclosure or bankruptcy of the transfer of the Mortgage Loan from the applicable Seller or Interim Servicer to the Purchaser or its servicer, (B) file pleadings to substitute counsel (unless said counsel has agreed to represent the Purchaser or its servicer in the proceedings at the Purchaser’s sole cost and expense), and (C) remove such Seller or Interim Servicer as a party in such Pending Proceeding and substitute the Purchaser or its servicer as the real party in interest, and change the caption thereof accordingly, including take any action necessary to transfer any related proofs of claim filed by any Seller, any Interim Servicer or the Seller Representative with respect to a bankruptcy proceeding to Purchaser. The Purchaser acknowledges that its failure to comply with the provisions of this paragraph may affect the Purchaser’s rights in any such Pending Proceeding, including a dismissal with prejudice or the running of any statute of limitations if any such Pending Proceeding is dismissed. The Purchaser hereby agrees to indemnify and hold harmless each Seller, each Interim Servicer, the Seller Representative and their respective affiliates and any of their respective employees, officers, directors and agents (i) from all fees, costs and expenses accruing from and after the Closing Date and relating to any such Pending Proceeding and (ii) for any loss, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and other costs and expenses resulting from any claim, investigation, inquiry, demand, defense or assertion relating to, based upon or otherwise pertaining to such Pending Proceeding arising after the Closing Date. The Purchaser and the Sellers shall cooperate and assist each other, as reasonably requested, to ensure an orderly transfer of the responsibilities with respect to the handling of any Mortgage Loan that is subject to a pending foreclosure proceeding on the Servicing Transfer Date.
Without limiting the foregoing, in the event that Purchaser fails to perform its covenants under this Section 3.05(e) in any material respects, the Seller Representative elect to (a) perform the obligations of the Purchaser under this Section 3.05(e) on its behalf, or (b) have the obligations of the Purchaser under this Section 3.05(e) performed by a third party selected by the Seller Representative, in each case, at the Purchaser’s sole expense. Without limiting the foregoing, the Seller Representative, in its own name or in the name of the Purchaser, is hereby authorized and empowered by the Purchaser, to execute and deliver, on behalf of the Purchaser, any documents or instruments necessary or convenient, in the sole discretion of the Seller Representative to accomplish the foregoing. The Purchaser acknowledges that the foregoing may affect the Purchaser’s rights in any such Pending Proceeding including, without limitation, a dismissal with prejudice or the running of any statute of limitations if any such Pending Proceeding is dismissed.

(f)
The Purchaser covenants and agrees that it shall not: (i) institute or, subject to Section 3.05(e) above, continue any enforcement or legal action or proceeding or foreclosure or permit a foreclosure on a Mortgaged Property in the name of any Seller, the Finance Company, the Seller Representative, the Bank, the Interim Servicer Representative, any Interim Servicer or any of their affiliates or make reference to any Seller, the Finance Company, the Seller Representative, the Bank, the Interim Servicer Representative, any Interim Servicer or any of their affiliates in any correspondence to or discussion with any particular obligor regarding enforcement or collection of the Mortgage Loans except for purposes of identifying a Mortgage Loan as originated or previously owned by the applicable Seller or serviced by the applicable Interim Servicer; (ii) misrepresent, mislead, deceive or otherwise fail to adequately disclose to any particular mortgagor or guarantor the identity of the Purchaser as the owner of the Mortgage Loan; or (iii) use any Seller’s, the Finance Company’s, the Seller Representative’s, the Bank’s, the Interim Servicer Representative’s, any Interim Servicer’s or any of their affiliates’ name or hold itself out as an agent or representative of any Seller, the Finance Company, the Seller Representative, the Bank, the Interim Servicer Representative, any Interim Servicer or any of their affiliates, except as specifically permitted by this Section 3.05

(f). Each Seller, the Finance Company, the Seller Representative, the Bank, the Interim Servicer Representative and each Interim Servicer shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.

(g)
If the Purchaser enters into any settlement, whether judicial or non-judicial, with a borrower under a Mortgage Loan that includes a release of the Purchaser or its successors or assigns for any claims pertaining to a Mortgage Loan, the Purchaser shall obtain a release of the applicable Seller, such Seller’s affiliates and their respective officers, directors, employees, agents and representatives, and their respective successors and assigns, for any such claims pertaining to such Mortgage Loan.

(h)
The Purchaser covenants and agrees that it shall protect and safeguard the nonpublic personal information (as such term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations (the “GLB Act”)) of the Mortgagors in a manner consistent with the GLB Act and not make any unauthorized disclosure of or use any nonpublic personal information of individual Mortgagors which it receives from any Seller, the Finance Company, the Seller Representative, any Interim Servicer, the Interim Servicer Representative or the Bank other than to carry out the purposes for which such information is received, and the Purchaser or its servicer shall comply in all respects with all applicable requirements of the GLB Act and its implementing regulation. Furthermore, the Purchaser covenants and agrees that it will promptly notify the Sellers of any misappropriation or unauthorized disclosure or use of any Mortgagor nonpublic personal information and take all steps reasonably requested by the Sellers to remedy such misappropriation or unauthorized disclosure or use. The Sellers shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation of the GLB Act and the Purchaser shall indemnify the Sellers for any actual damages resulting from any such violation notwithstanding any other provision of this Agreement.

(i)	Purchaser shall cause its servicer to service the Branch Mortgage Loans in accordance with the applicable terms of the 2002 AG Settlement, including by:

(i)
Separately identifying on each monthly account statement delivered to any borrower under a Branch Mortgage Loan the amount, if any, of monthly credit insurance premium paid by such borrower in connection with such Branch Mortgage Loan;

(ii)
Not unilaterally converting borrowers under the Branch Mortgage Loans from bi-weekly payments to semi-monthly payments or otherwise changing a borrower's payment date under any Branch Mortgage Loan without disclosing the new payment date and obtaining such borrower's consent;

(iii)
Providing payoff information to borrowers under the Branch Mortgage Loans or their authorized representatives on all underlying liens held by the Purchaser, within five (5) business days of a borrower's written request, or as specifically permitted by state or federal law; and subject to applicable federal and state laws, inform borrowers under the Branch Mortgage Loans that requests by mortgage brokers or other agents must be in writing and must include a written authorization from the related borrower to provide the requested information; and

(iv)	Allocating all interest short amounts with respect to each Mortgage Loan into a deferred interest account; disclosing any amount of deferred interest and any interest short as of the date of the last payment on each borrower’s monthly billing statement for each Mortgage Loan; and allocating interest short with respect to each Mortgage Loan to the deferred interest account no less often than on a quarterly basis except to the extent that a full payment (or equivalent) must be made in the quarter for the reallocation to occur.

ARTICLE IV

MISCELLANEOUS
Section 4.01     Notices. All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, on the third Business Day after the same is deposited in the U.S. Mail, or, if by other means, including by e-mail, when received by the other party at the address set forth below or such other address as may hereafter be furnished to the other party by like notice.

(a)	If to any Seller, the Finance Company or the Seller Representative:

c/o HSBC Finance Corporation
1421 W. Shure Drive, Suite 100
Arlington Heights, IL 60004
Attn: Julie A. Davenport, Executive Vice President and General Counsel
Facsimile:     (847) 793-3187
Email: julie.a.davenport@us.hsbc.com

With copy to:
c/o HSBC Finance Corporation
961 Weigel
Elmhurst, IL 60126
Facsimile:     (847) 383-3410
Attn: Kathryn Madison, President of Consumer Mortgage Lending
Email: kathryn.x.madison@us.hsbc.com

(b)	If to the Purchaser:

DLJ Mortgage Capital, Inc.
11 Madison Avenue, 3rd Floor
New York, NY 10010
Facsimile:     (917) 326-7936
Attention: Bruce Kaiserman
Email: bruce.kaiserman@credit-suisse.com
With a copy to:
DLJ Mortgage Capital, Inc.
1 Madison Avenue, 9th Floor
New York, NY 10010
Facsimile:     (212) 322-1216
Attention: Gene Haldeman

Email: gene.haldeman@credit-suisse.com
Section 4.02    Confidentiality. (a) The parties hereto acknowledge and agree that, subject to Sections 4.02(b) and 4.02(c) below, the terms of this Agreement (including information furnished or to be furnished in connection with this Agreement other than Mortgage Loan Data) shall be kept confidential and their contents will not be divulged to any Person without the other party’s prior written consent. Notwithstanding the foregoing, in the event that a party (i) is requested or required by law or regulation (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process), (ii) determines in good faith that it is necessary to disclose this Agreement (or parts thereof) to its agents hereunder or to defend itself in a litigation arising from the purchase contemplated hereby, or (iii) is required by the rules and regulations or any action of a stock exchange to disclose or announce the terms of this Agreement (including information furnished or to be furnished in connection with this Agreement other than Mortgage Loan Data), it will provide, if legally permitted, the other parties with prompt written notice of any such request or requirement so that the other parties may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.02, and the parties will reasonably cooperate to obtain any such protective order or other remedy; provided that the other parties may not seek such protective order or other remedy to the extent such disclosure or announcement is required by the rules and regulations or any action of a stock exchange. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure or announcement of any such terms or information is required, the affected party may disclose or announce only that portion of such terms or information which its legal counsel advises it that it is legally compelled to disclose and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any information so furnished. In any event, no party shall oppose action by any party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded any such information. Notwithstanding anything herein to the contrary none of the Sellers, the Finance Company or the Sellers Representative will be required to give notice to Purchaser of any request or requirement of any disclosure that is made by a regulator or similar governmental authority of any of the Sellers, the Finance Company, the Sellers Representative or their affiliates, in connection with a due course examination of the Sellers, the Finance Company, the Sellers Representative or any of their affiliates, or any due course requirement by a regulator or similar governmental authority requiring notice related to the terms of this Agreement to be provided by any of the Sellers, the Finance Company, the Seller Representative or any of their affiliates.

(b)    Where any information falling within Section 4.02(a) is required to be disclosed by a party- either by law, regulation or in connection with the rules of any stock exchange on which the securities of that party are listed or traded, Section 4.02(a) shall not apply to such information and the affected party shall, where reasonably practicable in the circumstances, give the other parties a copy of any such disclosure and, taking into account the urgency and content requirements of the disclosure, give the other parties an opportunity to make reasonable comments.
(c)    Notwithstanding the foregoing but subject to the terms of Section 4.17, the parties may disclose any financial terms of this Agreement (including the transaction date, unpaid principal balance, carrying value, cash proceeds received, loss/gain on sale but excluding disclosure of the sale price as a percentage of the unpaid principal balance) without notice to the other party. For the avoidance of doubt, the parties shall not disclose the identities of the other parties hereto except as permitted pursuant to the terms of Sections 4.02(a) and 4.02(b).
(d)    Notwithstanding the foregoing, Seller Representative and Sellers may file or otherwise disclose the terms of this Agreement or portions thereof or other terms of the transactions contemplated herein with or to the Securities and Exchange Commission and which filing and other disclosure will be publically available.

(e)    Notwithstanding the foregoing, the parties acknowledge and agree that as soon as possible following the entry into this Agreement HSBC Holdings plc if required to do so will release an announcement complying with the requirements of United Kingdom Listing Rule LR10.4.1.
Section 4.03    Payment of Costs and Expenses. Unless otherwise provided for in this Agreement, each of the parties hereto shall bear their own costs and expenses in connection with the purchase and sale of the Mortgage Loans, including the legal fees and expenses of their respective attorneys. Notwithstanding the foregoing, however, the Purchaser shall bear any and all of its own costs and expenses incurred in connection with conducting due diligence on the related Mortgage Loans and with transferring title to the Mortgage Loans from the Sellers to the Purchaser, and any sale, use, value added, transfer, recording, stamp, excise, real property transfer or similar taxes (but excluding income taxes) imposed in connection with the purchase and sale of the Mortgage Loans.

Section 4.04    No Special Damages. In no event shall any party hereto be liable for any indirect damages, including consequential, incidental, exemplary or special damages, or any punitive damages pursuant to this Agreement; provided that this Section 4.04 shall not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

Section 4.05     Bulk Sales. The Purchaser hereby waives compliance by the Sellers with the provisions of the laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Mortgage Loans.

Section 4.06    Sale Treatment. It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by each Seller and not a pledge of the Mortgage Loans by such Seller to the Purchaser to secure a debt or other obligation of such Seller. Further, the transactions contemplated by this Agreement are not intended in any way to constitute the sale of a “security” or “securities” within the meaning of any applicable securities laws, and none of the representations, warranties or agreements of any Seller, the Finance Company or the Purchaser shall create any inference that the transactions involve any “security” or “securities.” Consequently, the sale of each Mortgage Loan shall be reflected as a sale on the applicable Seller’s and the Purchaser’s business records, tax returns and financial statements. Accordingly, each Seller and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by such Seller, and a purchase by the Purchaser, of the applicable Mortgage Loans.

Section 4.07    Entire Agreement. This Agreement, together with the exhibits attached hereto, including any amendments thereto, constitute the entire understanding between the parties hereto with respect to the Mortgage Loans and the servicing rights related thereto and supersede all prior or contemporaneous oral or written communications regarding same. The parties hereto understand and agree that no employee, agent or other representative of a party has any authority to bind such party with respect to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement.

Section 4.08    Amendment. This Agreement shall not be modified, amended, waived or in any way altered except by an instrument in writing signed by each Seller, the Finance Company, the Seller Representative, and the Purchaser.

Section 4.09    Governing Law; Waiver of Jury Trial; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York AND THE OBLIGATIONS,

RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT.
EACH PARTY HERETO HEREVY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 4.10    Severability Clause. Any part, provision, representation or warranty of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof.

Section 4.11    Successors and Assigns; Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by each Seller, the Finance Company, the Seller Representative, and the Purchaser and the respective permitted successors and assigns of each Seller, the Finance Company and the Purchaser. The Purchaser may not assign this Agreement or any of its rights or obligations hereunder without the Seller Representative prior written consent, and any such purported transfer or assignment is null and void. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than each Seller, the Finance Company, the Seller Representative and the Purchaser; provided, that each Interim Servicer, the Interim Servicer Representative and the Bank shall be a third party beneficiary hereof and mortgagors shall be third party beneficiaries hereof solely with respect to the Purchaser’s covenants in Section 3.05(d).

Section 4.12    Reproduction of Documents. This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 4.13    Survival. Subject to the limitations set forth in Section 3.04, the representations, warranties, indemnities, covenants and agreements of the parties provided in this Agreement and the parties’ obligations hereunder shall survive the execution and delivery of this Agreement.

Section 4.14    Further Assurances. The parties shall, upon the written request of the other, execute and deliver to each other such reasonable and appropriate additional documents, instruments or agreements as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement. For the avoidance of doubt, the Seller shall have no obligation to provide any originator disclosure, servicer disclosure, static pool or other information, including any information as contemplated by Subpart 229.1100 - Asset Backed Securities (Regulation AB) (including any amendment or successors thereto) promulgated under the Securities Act of 1933 or otherwise be required to provide any assistance in connection with a securitization of any Mortgage Loan.

Section 4.15    Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original, and may be executed and delivered by facsimile or electronic transmission; such counterparts, facsimiles and electronic transmissions, together, shall constitute one and the same agreement.

Section 4.16    Seller Representative.

(a)
Appointment. Each Seller hereby irrevocably authorizes and appoints HSBC Finance Corporation as its true and lawful attorney and representative (in such capacity, the “Seller Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement as being within the authority of the Seller Representative. HSBC Finance Corporation hereby accepts its appointment as the Seller Representative and agrees to perform all of the duties of the Seller Representative hereunder. All payments made to the Seller Representative under this Agreement shall be for the benefit of the Sellers and shall be paid by the Seller Representative to the applicable Sellers promptly after receipt of such payment by the Seller Representative.

(b)
Authority and Duties. Each Seller, by its execution of this Agreement, hereby authorizes and instructs the Seller Representative and constitutes the Seller Representative as agent for and on behalf of such Seller (i) to give and receive any and all notices required to be given under this Agreement to or by the Seller Representative, (ii) to take any and all action in connection with the defense, payment or settlement of any claims made by Purchaser under this Agreement, (iii) to take any and all additional action as is contemplated to be taken by the Seller Representative by the terms of this Agreement and (iv) to take any and all actions reasonably necessary or appropriate in the judgment of Seller Representative for the accomplishment of any of the foregoing. Any decision or action by the Seller Representative hereunder shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each Seller.

(c)
Reliance. The Purchaser shall be entitled to conclusively rely on (i) the Seller Representative as the sole representative of the Sellers with respect to the duties set forth herein and (ii) any decision or act of the Seller Representative required, permitted or contemplated to be taken by Seller Representative hereunder. Purchaser shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of the Seller Representative and reasonably believed by the Purchaser to be genuine and to have been signed and presented by the proper Person or Persons.

Section 4.17    Several Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, obligations of each Seller and the Finance Company, and no Seller or the Finance Company will be liable for any breach, default, liability or other obligation of the other Sellers or the Finance Company, as applicable, party to this Agreement.

Section 4.18    Press Releases. Except has permitted under Section 4.02, unless required by the rules and regulations or any action of a stock exchange, none of the parties hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement, any of the ancillary agreements, or the transactions contemplated hereby or thereby or otherwise communicate with any news media in respect thereof without the prior written consent of the other parties. The parties hereto shall cooperate as to the form, timing and contents of any such press release, public announcement or communication.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed to this Mortgage Loan Purchase Agreement by their respective officers thereunto duly authorized as of the date first above written.
NON-BANK SELLERS

EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO AND MADE A PART HEREOF

By:
Name:
Title:

BANK SELLER
HSBC BANK USA, N.A.

By:
Name:
Title:

HSBC FINANCE CORPORATION, as Seller Representative

By:
Name:
Title:

HSBC FINANCE CORPORATION, as Finance Company

By:
Name:
Title:

DLJ MORTGAGE CAPITAL, INC.,
as Purchaser

By:
Name:
Title: